FREE WRITING PROSPECTUS

For: Mobile Global Esports Inc.

Issuer Free Writing Prospectus dated July 8, 2022

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus dated June 17, 2022 and

Registration Statement No. 333-261877

Attached is a graphic story board for a video to be distributed to attendees of Mobile Global Esports Inc.’s planned roadshows in support of the public offering of its common shares pursuant to the registration statement set forth above. (This is separate and apart from the graphic deck presentation also just filed.),

The video has also now been posted to the Company’s website, but no traffic has been driven to the website, pending this filing with the SEC. The video may be viewed on the Company’s website, at https://zu.casa/mogo.mp4.

Mobile Global Esports Inc.

By:	/S/ David Pross
David Pross, Chief Executive Officer

Mobile Global Esports Inc. video, 53 seconds in length, with voice over, music, and footage from **MOGO!** event from Spring 2022 in India.

Beginning Voice Over:

Over the next 3 years, it is predicted that mobile Esports in India will grow from $3.8BN to $5BN.

With over 85MN viewers & 1.5MN professional players.

MOGO!
July 8, 2022

MOGO!
1:18
SPIKE CARRIER KILLED
NAVI MUMBAI
basiCcc
ESI
ELITE SPORTS INDIA
52
VALORANT

RUNNER UP

Ending Voice Over:

We’re not waiting for the future of Esports in India, we’re making it.

Final 10 Seconds of video:

Mobile Global Esports Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. (Filed on June 17, 2022, Registration Statement No. 333.261877).

Before you invest, you should read the prospectus in that registration statement and other documents Mobile Global Esports Inc. has filed with the SEC for more complete information about the Company and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company , any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-949-573-0628.